UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2020

Aditx Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11161 Anderson Street Suite 105-10014	92354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 488-0844

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Effective July 10, 2020, the board of directors of Aditx Therapeutics, Inc. (the “Company”) approved an increase to the number of directors on the board of directors from five (5) to seven (7) (the “Board Increase”), and subsequently appointed Dr. Jeffrey W. Runge and Rosland McLeod as directors of the Company to fill the two (2) vacancies as a result of the Board Increase. The board of directors has determined Dr. Runge and Ms. McLeod are each independent in accordance with the applicable rules of the Nasdaq Stock Market LLC.

Each of Dr. Runge and Ms. McLeod were not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between either of Dr. Runge or Ms. McLeod and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Chief Operating Officer

Effective July 10, 2020, the board of directors of the Company appointed Rowena Albanna as Chief Operating Officer.

Set forth below is the biographical information of Ms. Albanna, age 54, as required by Item 401 of Regulation S-K.

From 2017 to immediately prior to her appointment as Chief Operating Officer, Ms. Albanna was an independent operations consultant for the Company. Prior thereto, from 2013 to 2017 Ms. Albanna was the Chief Operating Officer of ieCrowd, a Company that helps develop and commercialize innovations in the life, health and wellness fields. Ms. Albanna received a bachelor of science degree from California State University, San Bernardino in 1988.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITX THERAPEUTICS, INC.

Date: July 16, 2020	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
Chief Financial Officer